Exhibit 5.1

May 20, 2025

IPG Photonics Corporation
377 Simarano Drive
Marlborough, Massachusetts 01752

Re:    Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (the “Post-Effective Amendment”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,941,807 shares (the “Carryover Shares”) of Common Stock, par value $0.0001 per share (“Common Stock”), of IPG Photonics Corporation, a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2025 Incentive Compensation Plan (the “2025 Plan”). The Carryover Shares are a portion of the shares of Common Stock previously registered pursuant to the following registration statements, that may become available for issuance pursuant to the 2025 Plan:

•Registration Statement No. 333-139509 filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2006 registering shares of Common Stock, issuable under the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended and restated (the “2006 Plan”);

•Registration Statement No. 333-177818 filed with the SEC on November 8, 2011 registering additional shares of Common Stock under the 2006 Plan;

•Registration Statement No. 333-206931 filed with the SEC on September 14, 2015 registering additional shares of Common Stock under the 2006 Plan; and

•Registration Statement No. 333-273640 filed with the SEC on August 3, 2023 registering additional shares of Common Stock under the 2006 Plan.

The Carryover Shares will only become available for issuance pursuant to the 2025 Plan to the extent that any such Carryover Shares underlying awards outstanding under the 2006 Plan that terminate, expire or lapse of any reason without the delivery of shares of Common Stock to the holder thereof.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time Carryover Shares are issued, the total number of then unissued Carryover Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Carryover Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the 2025 Plan, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP